Exhibit 10.26

ProUroCare Inc.

Employment offer to Alan Haggerty

August 22, 2005

Position:	VP of Engineering

Salary:	$135,000

Start Date:	Sept 6, 2005

Incentive Bonus:	Up to 30% (1/3 Corp, 2/3/ Individual goals). Goals to be jointly agreed to during the first month of employment and annually thereafter.

Options:	150,000 incentive stock options, 1/3 vest each year, exercise price – closing bid on day of start.

Options are transferable at grant or death.

Severance:

If separation occurs without cause (voluntary or involuntary) within the first six months of employment, employee will receive 25,000 shares of options which will immediately vest with one year to exercise and 10,000 shares of company stock for each month of employment.

If separation occurs without cause (voluntary or involuntary) during month 7 through 12 of employment, employee will receive 10,000 shares of company stock for each month of employment.

After 12 months of service, employee will be awarded 60,000 shares of company stock.

All shares will be registered at the companies’ next registration event after award.

Vacation:	4 Weeks per year

Life Insurance:	3 Times salary in Term Insurance will be provided.

Medical Insurance:	Employee will have the option to continue personal health insurance plan at companies’ expense, or elect to join the medical plan provided by the company to its other executives.

Other:	Employee will be eligible for annual grants, salary increases, and benefit changes consistent with the companies executive compensation plan.

All expenses regarding company business, if reasonable, shall be reimbursed.

At termination the company agrees to provide cobra benefits.

ProUroCare Inc.

Proposed Benefit Programs

This is only a summary of other benefits expected to be provided by ProUroCare.

Medical

Coverage to be provided using a program such as Blue Cross “Blue Choice Network” or HMO. Likely to be an 80-20 plan subject to deductibles of $1500 or more per person. ProUroCare expects it will pay 70% to 80% of the premiums, with the remainder to be employee funded. Employee premiums will qualify for pre-tax treatment. Once established, group medical will become effective on the first of the month following 30 days after the date of hire for all employees

Health Saving Account	ProUroCare will consider establishing a Medical Saving Account program
401(k)

The Company expects to initiate a 401(k) plan under which:

•  Employee can elect to defer up to $13,000 per year or as allowed by IRS rules

•  Company may elect to make matching contributions and/or discretionary contributions subject to the plan rules

•  Investment options will be provided by a reputable investment firm

Holidays	2005 holidays: • Eight company designated holidays

Jan 3	New Year’s
May 30	Memorial Day
Jul 5	4th of July
Sept 6	Labor Day
Nov 25 & 26	Thanksgiving
Dec 23 & 26	Christmas

• One floating holiday at the employee’s discretion for employees who start before July 1

The company intends to add additional benefit programs as our group size and profitability allow.  Programs under consideration include a Section 125 flexible spending plan, short and long-term disability and dental insurance.